Exhibit 16.3

Securities and Exchange Commission

100 F Street N.E.

Washington, DC 20549

Re:	Form 10-K of China-Biotics, Inc. (the “Company”) for the fiscal year ended March 31, 2012

Dear Sir or Madam:

We have been furnished with a copy of the disclosure about the Due Diligence Report contained in Item 9 of the Company’s above-referenced filing. We agree with the statements made in that Item about the Due Diligence Report.

Sincerely yours,

/s/ Thornhill Capital LLC

Thornhill Capital LLC